Exhibit 10.1

Genaera Corporation

5110 Campus Drive

Plymouth Meeting, PA 19462

July 6, 2006

John L. Armstrong, Jr.

8 Amberfield Lane

Hockessin Chase

Hockessin, DE 19707

Dear Jack:

For and in consideration of the mutual promises contained herein and other good and valuable consideration and intending to be legally bound, we have agreed to amend in its entirety the second paragraph of your letter agreement dated October 21, 2003, as amended by letter agreement dated November 29, 2005, between you and Genaera Corporation as follows:

If (i) your employment is terminated without “Cause,” as defined in Section 2.4 the Genaera Corporation 2004 Stock Based Incentive Compensation Plan, except that clause (iv) of such Section shall not apply to the definition of “Cause” as used in this letter agreement, or (ii) you terminate your employment at any time with Good Reason (as defined below), you will receive (a) your monthly base salary for twelve (12) months following the date of termination, or for such shorter period until you have secured full-time employment elsewhere and (b) continue to vest in any outstanding unvested options to purchase, or awards to acquire, securities of Genaera Corporation for twelve (12) months following the date of termination.

“Good Reason” means (i) a good faith determination by you that there has been a significant adverse change, without your prior express written consent, in working conditions or status, including, but not limited to (a) a significant change in the nature or scope of your authority, powers, functions, duties or responsibilities, or (b) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements below a level which is reasonably necessary for the performance of your duties;; (ii) Genaera Corporation reduces your base salary or your other compensation and benefits below a level which is substantially equivalent in the aggregate, to those payable to you on the date hereof; (iii) your place of employment and work location is moved to a location more than 25 miles from Plymouth Meeting, Pennsylvania, or (iv) the successor to Genaera Corporation fails or refuses to expressly assume in writing this letter agreement.

Further, should you terminate your employment other than for “Good Reason,” as defined above, you will notify Genaera Corporation in writing and, if requested by Genaera Corporation, agree to a termination date up to six (6) months following the date of such written notice. Genaera Corporation will promptly notify you in writing of your termination date. During the period of time between the date of your written notice and the termination date determined by Genaera Corporation, you agree to continue faithfully to execute your then current duties. Genaera Corporation shall pay to you your base salary and other compensation and benefits, including stock option grants, for such period and shall continue to pay to you your monthly base salary for a further six (6) months after your employment terminates.

All the terms and conditions of this letter agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representative, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you. All terms of the letter agreement dated October 21, 2003, as amended by letter agreement dated November 29, 2005, between you and Genaera not amended by this letter agreement shall remain in full force and effect.

Please indicate your agreement with the terms of this letter agreement by your signature below.

Sincerely,

/s/ R. Frank Ecock
R. Frank Ecock Chair, Compensation Committee

Agreed to and Accepted

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.